FOR IMMEDIATE RELEASE
DATE: April 26, 2018

HERITAGE FINANCIAL ANNOUNCES FIRST QUARTER 2018 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•	Diluted earnings per common share were $0.27 for the quarter ended March 31, 2018 compared to $0.31 for the quarter ended March 31, 2017 and $0.33 for the linked-quarter ended December 31, 2017.

•	Heritage declared a regular cash dividend of $0.15 per common share on April 25, 2018.

•	On January 16, 2018, Heritage completed its previously announced acquisition of Puget Sound Bancorp, Inc.

•	On March 8, 2018, Heritage announced a proposed merger with Premier Commercial Bancorp.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”), the parent company of Heritage Bank, today reported that the Company had net income of $9.1 million for the quarter ended March 31, 2018 compared to $9.3 million for the quarter ended March 31, 2017 and $10.0 million for the linked-quarter ended December 31, 2017. Diluted earnings per common share for the quarter ended March 31, 2018 was $0.27 compared to $0.31 for the quarter ended March 31, 2017 and $0.33 for the linked-quarter ended December 31, 2017.
Brian L. Vance, President and CEO, commented, "During the first quarter, we closed the Puget Sound Merger and also announced a definitive agreement to acquire Premier Community Bank in the Portland, Oregon metro market. Both of these bank mergers are consistent with our stated desires to continue our growth in these two largest and important markets for Heritage Bank in the Pacific Northwest.
"We are very pleased with the positive integration efforts taking place at both organizations. We are finding what we anticipated, which was very consistent cultures to our legacy culture at Heritage Bank.
"As a result, our financial performance was understandably impacted during the quarter from anticipated expenses associated with these two mergers. We look forward to future integration and successes of these two teams of experienced and committed bankers in these important markets of Seattle/Bellevue and Portland.”

Acquisition of Puget Sound Bancorp, Inc.
On January 16, 2018, the Company completed the acquisition of Puget Sound Bancorp, Inc. (“Puget Sound”), the holding company for Puget Sound Bank, both of Bellevue, Washington (“Puget Sound Merger”). As of the acquisition date, Puget Sound merged into Heritage and Puget Sound Bank merged into Heritage Bank. The Puget Sound Merger was accounted for using the acquisition method of accounting. Accordingly, Heritage’s cost to acquire Puget Sound was allocated to the assets (including identifiable intangible assets) and the liabilities of Puget Sound at their respective estimated fair values as of the acquisition date. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. Fair values on the acquisition date are preliminary and represent management’s best estimates based on available information and facts and circumstances in existence on the acquisition date. Fair values are subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available.
Puget Sound shareholders received 1.1688 shares of Heritage common stock per share of Puget Sound stock. Heritage issued an aggregate of 4,112,258 shares of its common stock and $3,000 of cash paid for fractional shares in the transaction for total consideration paid of $130.8 million.

The following table provides the estimated fair value of the assets acquired and liabilities assumed at January 16, 2018 (in thousands):

Puget Sound Merger
Total merger consideration	$130,773

Assets
Cash on hand and in banks	$25,889
Interest earning deposits	54,247
Investment securities available for sale	80,353
Loans receivable	388,462
Premises and equipment, net	732
Federal Home Loan Bank stock, at cost	623
Bank owned life insurance	6,264
Accrued interest receivable	1,448
Prepaid expenses and other assets	1,354
Other intangible assets	11,270
Total assets	$570,642

Liabilities and Stockholders' Equity
Deposits	$505,885
Accrued expenses and other liabilities	2,504
Total liabilities	$508,389

Fair value of net assets acquired	$62,253
Goodwill acquired	$68,520

Proposed Acquisition of Premier Commercial Bancorp, Inc.
On March 8, 2018, Heritage entered into a definitive agreement (the "Agreement") with Premier Commercial Bancorp, of Hillsboro, Oregon ("Premier Commercial"), pursuant to which Premier Commercial will be merged with and into Heritage (the "Premier Merger"), and immediately thereafter Premier Commercial's bank subsidiary, Premier Community Bank, will be merged with and into Heritage's subsidiary bank, Heritage Bank.
Under the terms of the Agreement, Premier Commercial shareholders will receive 0.4863 shares of Heritage common stock for each share of Premier Commercial common stock. Based on the closing price of Heritage common stock of $31.10 on March 8, 2018, the consideration value per share of Premier Commercial was $15.12, or approximately $88.6 million in aggregate, including the value of outstanding shares of Premier Commercial restricted stock. The value of the merger consideration will fluctuate until closing based on the value of Heritage's stock price.
In the event the Agreement is terminated under certain specified circumstances in connection with a competing transaction, Premier Commercial will be required to pay Heritage a termination fee of $3.45 million in cash.
The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the Agreement by the shareholders of Premier Commercial, and is expected to be completed in the third quarter of 2018. All of the directors and executive officers of Premier Commercial have agreed to vote their shares of Premier Commercial common stock in favor of approval of the Agreement.

Balance Sheet
The Company’s total assets increased $563.0 million, or 13.7%, to $4.68 billion at March 31, 2018 from $4.11 billion at December 31, 2017. The Puget Sound Merger resulted in an increase of total assets, including goodwill, of $639.2 million at merger date.
Investment securities increased $11.2 million, or 1.4%, to $821.7 million at March 31, 2018 from $810.5 million at December 31, 2017 primarily as a result of investment purchases, offset partially by maturities, calls and payments of investment securities. The investment securities acquired in the Puget Sound Merger were sold shortly after the merger.
Total loans receivable, net of allowance for loan losses, increased $431.7 million, or 15.3%, to $3.25 billion at March 31, 2018 from $2.82 billion at December 31, 2017 primarily due to the loans acquired in the Puget Sound Merger. Total loans receivable, excluding loans acquired in the Puget Sound Merger, increased $43.2 million during the current quarter. The increase in loans receivable includes increases in commercial and industrial loans of $166.5 million, non-owner occupied commercial real estate loans of $146.8 million, owner-occupied commercial real estate loans of $80.2 million and real estate construction and land development loans of $21.9 million.
Total deposits increased $511.7 million, or 15.1%, to $3.90 billion at March 31, 2018 from $3.39 billion at December 31, 2017 primarily due to deposits acquired in the Puget Sound Merger. Deposits, excluding those acquired in the Puget Sound Merger, increased $5.8 million during the current quarter. The increase in deposits includes increases in noninterest bearing demand deposits of $233.4 million, or 24.7%, money market accounts of $193.3 million, or 38.7%, interest bearing demand deposit accounts of $48.1 million, or 4.6%, and certificates of deposit of $24.0 million, or 6.0%. Non-maturity deposits as a percentage of total deposits increased to 89.2% as of March 31, 2018 from 88.3% as of December 31, 2017 due to higher proportional increases of total non-maturity deposits compared to increases in certificates of deposit accounts.
Total stockholders’ equity increased $126.4 million, or 24.9%, to $634.7 million at March 31, 2018 from $508.3 million at December 31, 2017. Changes in stockholders' equity during the three months ended March 31, 2018 were as follows (in thousands):

Three Months Ended
March 31, 2018
Balance, beginning of period	$508,305
Common stock issued in the Puget Sound Merger	130,770
Net income	9,087
Dividends paid	(5,117)
Accumulated other comprehensive loss	(7,543)
Other	(769)
Balance, end of period	$634,733
The Company and Heritage Bank continue to maintain capital levels in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 11.3%, 10.4%, 11.8% and 12.7%, respectively, at March 31, 2018, compared to 11.3%, 10.2%, 11.8% and 12.8%, respectively, at December 31, 2017.

Credit Quality
The allowance for loan losses increased $1.2 million, or 3.7%, to $33.3 million for the quarter ended March 31, 2018 from $32.1 million for the linked-quarter ended December 31, 2017. The increase was due primarily to provision for loan losses of $1.2 million primarily as a result of loan growth during the quarter ended March 31, 2018.
Nonperforming loans to loans receivable, net, increased to 0.48% at March 31, 2018 from 0.38% at December 31, 2017 due primarily to an increase in nonaccrual loans of $5.0 million, or 46.9%, to $15.7 million at March 31, 2018 from $10.7 million at December 31, 2017. The increase was due substantially to one agricultural loan relationship in the amount of $3.1 million that was classified as nonaccrual during the quarter ended March 31, 2018.

Changes in nonaccrual loans during the three months ended March 31, 2018 were as follows (in thousands):

Three Months Ended
March 31, 2018
Nonaccrual loans
Balance, beginning of period	$10,703
Addition of previously classified pass graded loans	4,066
Addition of previously classified potential problem loans	2,324
Charge-offs	—
Net principal payments	(1,365)
Balance, end of period	$15,728
The allowance for loan losses to nonperforming loans was 211.48% at March 31, 2018 compared to 299.79% at the linked-quarter ended December 31, 2017. Nonperforming assets, comprised entirely of nonperforming loans at both March 31, 2018 and December 31, 2017, increased to 0.34% of total assets at March 31, 2018 compared to 0.26% of total assets at December 31, 2017.
Potential problem loans increased $9.7 million, or 11.6%, to $93.3 million at March 31, 2018 compared to $83.5 million at December 31, 2017. The increase was due primarily to the addition of $6.1 million of loans acquired in the Puget Sound Merger. Changes in potential problem loans during the three months ended March 31, 2018 were as follows (in thousands):

Three Months Ended
March 31, 2018
Potential problem loans
Balance, beginning of period	$83,543
Addition of previously classified pass graded loans	25,126
Upgrades to pass graded loan status	(3,636)
Transfers of loan to nonaccrual and troubled debt restructured status	(2,403)
Charge-offs	(145)
Net principal payments	(9,232)
Balance, end of period	$93,253
The allowance for loan losses to loans receivable, net, decreased to 1.01% at March 31, 2018 from 1.13% at December 31, 2017 primarily as a result of an increase in loans from the Puget Sound Merger. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The carrying value of the loans acquired in the Puget Sound Merger was $392.7 million and the related fair value discount was $4.2 million, or 1.07% of loans acquired. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at March 31, 2018. The remaining net discount on purchased loans, including the related fair value discount acquired in the Puget Sound Merger, was $12.7 million at March 31, 2018 compared to $10.1 million at December 31, 2017.
Net recoveries were $23,000 for the quarter ended March 31, 2018 compared to net charge-offs of $356,000 for the same quarter in 2017 and net charge-offs of $652,000 for the linked-quarter ended December 31, 2017. The decrease in net charge-offs compared to the linked-quarter was due primarily to smaller charge-off balances on a large volume of consumer loans offset partially by a $324,000 recovery on a commercial and industrial loan.

Operating Results
Net interest income increased $7.8 million, or 23.4%, to $40.9 million for the quarter ended March 31, 2018 compared to $33.1 million for the same period in 2017 and increased $3.7 million, or 9.9%, from $37.2 million for the linked-quarter ended December 31, 2017. The increases in net interest income for all periods noted were primarily due to increases in average interest earning assets primarily as a result of the Puget Sound Merger and to a lesser extent organic growth. In addition, the yield on interest earning assets increased 28 basis points to 4.37% for the quarter ended March 31, 2018 compared to 4.09% for the comparable period in 2017 and increased nine basis points to 4.28% for the linked quarter ended December 31, 2017.
Heritage’s net interest margin for the quarter ended March 31, 2018 increased 23 basis points to 4.12% from 3.89% for the same period in 2017 and increased 10 basis points from 4.02% for the linked-quarter ended December 31, 2017 due primarily to the increase in net interest income as discussed above. The increase in net interest margin was also partly due to a decrease in the use of Federal Home Loan Bank (“FHLB”) advances compared to the prior periods.
The loan yield, excluding incremental accretion on purchased loans, increased 18 basis points to 4.70% for the quarter ended March 31, 2018 compared to 4.52% for the quarter ended March 31, 2017 and increased 15 basis points from 4.55% for the linked-quarter ended December 31, 2017. The increases in loan yields from both prior periods was due to a combination of higher contractual loan rates as a result of the increasing interest rate environment as well as an increase in loan yields from the loans acquired in the Puget Sound merger as compared to legacy Heritage loans.
The impact on loan yield from incremental accretion on purchased loans increased three basis points to 0.21% for the quarter ended March 31, 2018 compared to 0.18% for the quarter ended March 31, 2017 primarily due to the accretion of the loans acquired in the Puget Sound Merger totaling approximately $479,000 during the quarter ended March 31, 2018. The Company does not anticipate this same level of incremental accretion for loans acquired in the Puget Sound Merger as nearly $316,000 of the accretion during the current quarter was the result of unanticipated pay-offs of three significant loans. The impact on loan yield from incremental accretion on purchased loans decreased 17 basis points from 0.38% for the linked-quarter ended December 31, 2017 primarily due to two significant nonperforming purchased credit impaired loans which paid in full resulting in $1.8 million of additional incremental accretion on purchased loans during the quarter ended December 31, 2017.
The incremental accretion and the impact to loan yield will change during any period based on the volume of prepayments, but is expected to decrease over time as the balance of the purchased loans continues to decrease.
The following table presents the net interest margin, loan yield and the effect of the incremental accretion on purchased loans on these ratios for the periods presented below:

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(Dollars in thousands)
Net interest margin, excluding incremental accretion on purchased loans (1)	3.96%	3.74%	3.75%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.16%	0.28%	0.14%
Net interest margin	4.12%	4.02%	3.89%

Loan yield, excluding incremental accretion on purchased loans (1)	4.70%	4.55%	4.52%
Impact on loan yield from incremental accretion on purchased loans (1)	0.21%	0.38%	0.18%
Loan yield	4.91%	4.93%	4.70%

Incremental accretion on purchased loans (1)	$1,632	$2,634	$1,170
(1) As of the dates of the completion of each of the merger and acquisition transactions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. The difference between the contractual loan balance and the fair value represents the purchased discount. The purchased discount is accreted into income over the estimated remaining life of the loan or pool of loans, based upon results of the quarterly cash flow re-estimation. The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “We continue to experience overall benefits to the pre-accretion loan yield from an upwardly shifting yield curve. The weighted average note rate on new loans originated during quarter ended March 31, 2018 increased to 5.00% from 4.58% for the quarter ended December 31, 2017 and from 4.40% for the quarter ended March 31, 2017. The improvement in pre-accretion loan yield was a major contributing factor to the increase in pre-accretion net interest margin from prior periods.”
In addition to loan yields, also impacting net interest margin were increases in the yields on investment securities in 2018 as compared to the 2017 periods. The yield on the aggregate investment portfolio increased 18 basis points to 2.40% for the quarter ended March 31, 2018 compared to 2.22% for the quarter ended March 31, 2017 and increased 11 basis points from 2.29% for the linked-quarter ended December 31, 2017, primarily reflecting the effect of the rise in interest rates on our adjustable rate investment securities.
The average balance and cost of interest bearing liabilities additionally has impacted net interest margin. Most significantly, the Company used the cash and deposits acquired in the Puget Sound Merger to reduce the average balance of FHLB advances to $35.7 million during the quarter ended March 31, 2018 compared to an average balance of $101.1 million during the same period in 2017 and $103.0 million during the linked-quarter ended December 31, 2017. The cost of total interest bearing liabilities increased seven basis points to 0.35% during the quarter ended March 31, 2018 compared to 0.28% for the quarter ended March 31, 2017 primarily as a result of the rise in interest rates and the increase in the average balance of total interest bearing liabilities. The cost of total interest bearing liabilities decreased two basis points from 0.37% for the linked-quarter ended December 31, 2017 primarily as a result of the previously mentioned decrease in FHLB advances. The cost of total deposits increased slightly to 0.21% for the quarter ended March 31, 2018 from 0.20% for the linked-quarter ended December 31, 2017 and 0.16% for the prior year quarter ended March 31, 2017.
The provision for loan losses increased $285,000, or 32.9%, to $1.2 million for the quarter ended March 31, 2018 compared to $867,000 for the quarter ended March 31, 2017 and decreased $186,000, or 13.9%, from the linked-quarter ended December 31, 2017. The amount of provision for loan losses was necessary to increase the allowance for loan losses to an amount that management determined to be appropriate at March 31, 2018 based on the use of a consistent methodology. The increase in the provision for loan losses was primarily as a result of organic loan growth.
Noninterest income increased $118,000, or 1.6%, to $7.5 million for the quarter ended March 31, 2018 compared to $7.3 million for the same period in 2017 due primarily to an increase in service charges and other fees of $330,000, and a $156,000 increase in other noninterest income, offset partially by a decrease in gain on sale of loans of $321,000. Noninterest income decreased $1.5 million, or 17.1%, from $9.0 million for the linked-quarter ended December 31, 2017 due primarily to the net gain on sale of two branches held for sale of $682,000 during the quarter ended December 31, 2017 and a decrease in the recoveries on zero balance purchased loan notes, which were charged-off prior to the consummation of the related acquisition.
Noninterest expense increased $9.5 million, or 35.0%, to $36.7 million for the quarter ended March 31, 2018 compared to $27.2 million for the same period in 2017 and increased $9.2 million, or 33.2%, from $27.6 million for the linked-quarter ended December 31, 2017. The increase from both periods in 2017 was primarily due to an increase in compensation and employee benefits primarily as a result of additional employees and acquisition-related expenses from the Puget Sound Merger. Average full time equivalent employees increased to 796 for the quarter ended March 31, 2018 compared to 761 for the same period in 2017 and 736 for the linked-quarter.
Acquisition-related expenses incurred as a result of the Puget Sound Merger and Premier Merger during the three months ended March 31, 2018 were approximately $4.7 million compared to $423,000 during the three months ended December 31, 2017. Acquisition costs are primarily included in compensation and employee benefits, professional services and data processing expenses.
Noninterest expense also increased for the quarter ended March 31, 2018 compared to both periods in 2017 as a result of amortization of intangible assets of $513,000 recorded during the quarter due to the amortization of core deposit intangibles acquired in the Puget Sound Merger and as a result of an increase in the occupancy and equipment expense related to the rent expense for the new Bellevue branch obtained in the Puget Sound Merger.
The ratio of noninterest expense to average assets (annualized) was 3.27% for the quarter ended March 31, 2018 compared to 2.85% for the same period in 2017 and 2.66% for the linked-quarter ended December 31, 2017. The increase from the prior periods was due primarily to acquisition-related expenses.
Income tax expense was $1.4 million for the quarter ended March 31, 2018 compared to $3.1 million for the quarter ended March 31, 2017 and $7.3 million for the linked-quarter ended December 31, 2017. The effective tax rate was 13.3% for the quarter ended March 31, 2018 compared to 24.9% for the comparable quarter in 2017 and 42.0% for the linked-quarter ended December 31, 2017. The decrease in income tax expense and the effective tax rate during the quarter ended March 31, 2018 was due primarily to the impact of the Tax Cuts and Jobs Act enacted in December 31, 2017 which lowered the corporate income tax rate from 35% to 21%. The decrease in the income tax expense and the effective tax rate as compared to the linked-quarter ended December 31, 2017 was also attributed to the recognition of $2.6 million revaluation of the net deferred tax assets as a result of the enacted law which was recorded as income tax expense during the quarter ended December 31, 2017.
Jeffrey J. Deuel, President and Chief Operating Officer of Heritage Bank, commented, “We look forward to completing the Puget Sound core system conversion in early May. The integration process has gone quite well and we are benefiting from the best practices of both companies. We are also enjoying our collaboration efforts with Premier Commercial and look forward to integrating that team early in the third quarter. We quickly found common ground with both teams and the cultural consistencies tend to make the entire integration process go more smoothly. We are fortunate to be joining forces with two very capable teams who are extremely knowledgeable about their respective markets."

Dividends
On April 25, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per common share. The dividend is payable on May 24, 2018 to shareholders of record as of the close of business on May 10, 2018.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on April 26, 2018 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through May 10, 2018, by dialing (800) 475-6701 -- access code 446902.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 60 banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	March 31, 2018	December 31, 2017
	(In thousands)
Stockholders' equity	$634,733	$508,305
Less: goodwill and other intangible assets	204,112	125,117
Tangible common stockholders' equity	$430,621	$383,188

Total assets	$4,676,275	$4,113,270
Less: goodwill and other intangible assets	204,112	125,117
Tangible assets	$4,472,163	$3,988,153

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include the expected revenues, cost savings, synergies and other benefits from the Puget Sound Merger and the proposed Premier Merger might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters, including but not limited to, customer and employee retention might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in Heritage's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.heritagebanknw.com and on the SEC's website at www.sec.gov. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based only on information then actually known to the Company and upon management's beliefs and assumptions at the time they are made which may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(In thousands, except shares)

	March 31, 2018	December 31, 2017
Assets
Cash on hand and in banks	$86,608	$78,293
Interest earning deposits	43,701	24,722
Cash and cash equivalents	130,309	103,015
Investment securities available for sale	821,729	810,530
Loans held for sale	2,669	2,288
Loans receivable, net	3,281,915	2,849,071
Allowance for loan losses	(33,261)	(32,086)
Total loans receivable, net	3,248,654	2,816,985
Premises and equipment, net	62,147	60,325
Federal Home Loan Bank stock, at cost	6,824	8,347
Bank owned life insurance	81,700	75,091
Accrued interest receivable	13,602	12,244
Prepaid expenses and other assets	104,529	99,328
Other intangible assets, net	16,563	6,088
Goodwill	187,549	119,029
Total assets	$4,676,275	$4,113,270

Liabilities and Stockholders' Equity
Deposits	$3,904,741	$3,393,060
Federal Home Loan Bank advances	30,700	92,500
Junior subordinated debentures	20,083	20,009
Securities sold under agreement to repurchase	26,100	31,821
Accrued expenses and other liabilities	59,918	67,575
Total liabilities	4,041,542	3,604,965

Common stock	490,566	360,590
Retained earnings	153,101	149,013
Accumulated other comprehensive loss, net	(8,934)	(1,298)
Total stockholders' equity	634,733	508,305
Total liabilities and stockholders' equity	$4,676,275	$4,113,270

Common stock, shares outstanding	34,018,280	29,927,746

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest income:
Interest and fees on loans	$38,159	$34,633	$30,485
Taxable interest on investment securities	3,529	3,381	3,049
Nontaxable interest on investment securities	1,341	1,343	1,268
Interest and dividends on other interest earning assets	299	249	61
Total interest income	43,328	39,606	34,863
Interest expense:
Deposits	1,960	1,748	1,266
Junior subordinated debentures	283	266	238
Other borrowings	167	375	213
Total interest expense	2,410	2,389	1,717
Net interest income	40,918	37,217	33,146
Provision for loan losses	1,152	1,338	867
Net interest income after provision for loan losses	39,766	35,879	32,279
Noninterest income:
Service charges and other fees	4,543	4,596	4,213
Gain (loss) on sale of investment securities, net	35	(155)	—
Gain on sale of loans, net	874	1,134	1,195
Interest rate swap fees	51	302	133
Other income	1,964	3,125	1,808
Total noninterest income	7,467	9,002	7,349
Noninterest expense:
Compensation and employee benefits	21,367	16,149	16,024
Occupancy and equipment	4,627	3,789	3,810
Data processing	2,605	2,169	1,915
Marketing	808	398	807
Professional services	2,837	1,262	1,009
State and local taxes	688	633	549
Federal deposit insurance premium	355	345	300
Other real estate owned, net	—	(34)	31
Amortization of intangible assets	795	320	324
Other expense	2,665	2,557	2,454
Total noninterest expense	36,747	27,588	27,223
Income before income taxes	10,486	17,293	12,405
Income tax expense	1,399	7,270	3,089
Net income	$9,087	$10,023	$9,316

Basic earnings per common share	$0.27	$0.33	$0.31
Diluted earnings per common share	$0.27	$0.33	$0.31
Dividends declared per common share	$0.15	$0.23	$0.12

Average number of basic common shares outstanding	33,205,546	29,786,691	29,703,904
Average number of diluted common shares outstanding	33,348,102	29,894,494	29,752,989

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Performance Ratios:
Efficiency ratio	75.95%	59.69%	67.23%
Noninterest expense to average assets, annualized	3.27%	2.66%	2.85%
Return on average assets, annualized	0.81%	0.97%	0.97%
Return on average equity, annualized	5.99%	7.79%	7.78%
Return on average tangible common equity, annualized	8.70%	10.32%	10.51%
Net charge-offs on loans to average loans, annualized	—%	0.09%	0.05%

	As of Period End
	March 31, 2018	December 31, 2017
Financial Measures:
Book value per common share	$18.66	$16.98
Tangible book value per common share	$12.66	$12.80
Stockholders' equity to total assets	13.6%	12.4%
Tangible common equity to tangible assets	9.6%	9.6%
Common equity Tier 1 capital to risk-weighted assets	11.3%	11.3%
Tier 1 leverage capital to average quarterly assets	10.4%	10.2%
Tier 1 capital to risk-weighted assets	11.8%	11.8%
Total capital to risk-weighted assets	12.7%	12.8%
Loans to deposits ratio (1)	84.0%	84.0%
Deposits per branch	$65,079	$57,509
(1) Loans receivable, net of deferred costs divided by deposits

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Allowance for Loan Losses:
Balance, beginning of period	$32,086	$31,400	$31,083
Provision for loan losses	1,152	1,338	867
Net recoveries (charge-offs):
Commercial business	420	(385)	70
One-to-four family residential	—	(14)	—
Real estate construction and land development	—	1	10
Consumer	(397)	(254)	(436)
Total net recoveries (charge-offs)	23	(652)	(356)
Balance, end of period	$33,261	$32,086	$31,594

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Other Real Estate Owned:
Balance, beginning of period	$—	$523	$754
Additions	—	—	32
Proceeds from dispositions	—	(556)	—
Gain on sales, net	—	33	—
Balance, end of period	$—	$—	$786

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Gain on Sale of Loans, net:
Mortgage loans	$652	$897	$909
SBA loans	222	237	286
Total gain on sale of loans, net	$874	$1,134	$1,195

	As of Period End
	March 31, 2018	December 31, 2017
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$14,356	$9,098
One-to-four family residential	80	81
Real estate construction and land development	1,147	1,247
Consumer	145	277
Total nonaccrual loans(1)	15,728	10,703
Other real estate owned	—	—
Nonperforming assets	$15,728	$10,703

Restructured performing loans	$26,187	$26,757
Accruing loans past due 90 days or more	—	—
Potential problem loans(2)	93,253	83,543
Allowance for loan losses to:
Loans receivable, net	1.01%	1.13%
Nonperforming loans	211.48%	299.79%
Nonperforming loans to loans receivable, net	0.48%	0.38%
Nonperforming assets to total assets	0.34%	0.26%

(1)	At March 31, 2018 and December 31, 2017, $8.2 million and $5.2 million of nonaccrual loans were also considered troubled debt restructured loans, respectively.

(2)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms.

	As of Period End
	March 31, 2018		December 31, 2017		March 31, 2017
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$811,944	24.7%	$645,396	22.7%	$636,286	23.9%
Owner-occupied commercial real estate	702,356	21.4	622,150	21.8	569,316	21.4
Non-owner occupied commercial real estate	1,133,394	34.6	986,594	34.6	874,218	32.8
Total commercial business	2,647,694	80.7	2,254,140	79.1	2,079,820	78.1
One-to-four family residential	89,180	2.7	86,997	3.1	78,509	2.9
Real estate construction and land development:
One-to-four family residential	73,029	2.2	51,985	1.8	52,134	2.0
Five or more family residential and commercial properties	98,387	3.0	97,499	3.4	125,784	4.7
Total real estate construction and land development	171,416	5.2	149,484	5.2	177,918	6.7
Consumer	370,275	11.3	355,091	12.5	324,767	12.2
Gross loans receivable	3,278,565	99.9	2,845,712	99.9	2,661,014	99.9
Deferred loan costs, net	3,350	0.1	3,359	0.1	2,690	0.1
Loans receivable, net	$3,281,915	100.0%	$2,849,071	100.0%	$2,663,704	100.0%

	As of Period End
	March 31, 2018		December 31, 2017		March 31, 2017
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$1,178,202	30.2%	$944,791	27.8%	$880,998	27.2%
Interest bearing demand deposits	1,099,855	28.2	1,051,752	31.1	989,693	30.5
Money market accounts	692,931	17.7	499,618	14.7	519,491	16.0
Savings accounts	511,377	13.1	498,501	14.7	509,126	15.7
Total non-maturity deposits	3,482,365	89.2	2,994,662	88.3	2,899,308	89.4
Certificates of deposit	422,376	10.8	398,398	11.7	344,107	10.6
Total deposits	$3,904,741	100.0%	$3,393,060	100.0%	$3,243,415	100.0%

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$3,150,869	$38,159	4.91%	$2,786,370	$34,633	4.93%	$2,631,816	$30,485	4.70%
Taxable securities	599,165	3,529	2.39	587,116	3,381	2.28	567,318	3,049	2.18
Nontaxable securities (3)	223,631	1,341	2.43	230,942	1,343	2.31	222,266	1,268	2.31
Other interest earning assets	51,973	299	2.33	65,762	249	1.50	31,721	61	0.78
Total interest earning assets	4,025,638	43,328	4.37%	3,670,190	39,606	4.28%	3,453,121	34,863	4.09%
Noninterest earning assets	527,947			442,326			426,777
Total assets	$4,553,585			$4,112,516			$3,879,898
Interest Bearing Liabilities:
Certificates of deposit	$423,569	$760	0.73%	$402,735	$717	0.71%	$351,300	$416	0.48%
Savings accounts	506,158	416	0.33	499,677	370	0.29	506,159	264	0.21
Interest bearing demand and money market accounts	1,745,795	784	0.18	1,526,717	661	0.17	1,483,168	586	0.16
Total interest bearing deposits	2,675,522	1,960	0.30	2,429,129	1,748	0.29	2,340,627	1,266	0.22
Junior subordinated debentures	20,035	283	5.73	19,967	266	5.29	19,750	238	4.89
Securities sold under agreement to repurchase	30,265	17	0.23	30,697	18	0.23	19,019	10	0.21
Federal Home Loan Bank advances and other borrowings	35,733	150	1.70	102,954	357	1.38	101,130	203	0.81
Total interest bearing liabilities	2,761,555	2,410	0.35%	2,582,747	2,389	0.37%	2,480,526	1,717	0.28%
Demand and other noninterest bearing deposits	1,113,286			953,902			866,469
Other noninterest bearing liabilities	63,770			65,286			47,213
Stockholders’ equity	614,974			510,581			485,690
Total liabilities and stockholders’ equity	$4,553,585			$4,112,516			$3,879,898
Net interest income		$40,918			$37,217			$33,146
Net interest spread			4.02%			3.91%			3.81%
Net interest margin			4.12%			4.02%			3.89%
(1) Annualized.
(2) The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3) Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Earnings:
Net interest income	$40,918	$37,217	$34,991	$34,180	$33,146
Provision for loan losses	1,152	1,338	884	1,131	867
Noninterest income	7,467	9,002	8,394	10,663	7,349
Noninterest expense	36,747	27,588	27,955	27,809	27,223
Net income	9,087	10,023	10,624	11,828	9,316
Basic earnings per common share	$0.27	$0.33	$0.35	$0.40	$0.31
Diluted earnings per common share	$0.27	$0.33	$0.35	$0.39	$0.31
Average Balances:
Total loans receivable, net	$3,150,869	$2,786,370	$2,737,535	$2,657,946	$2,631,816
Investment securities	822,796	818,058	791,939	791,785	789,584
Total interest earning assets	4,025,638	3,670,190	3,602,117	3,498,066	3,453,121
Total assets	4,553,585	4,112,516	4,020,217	3,909,792	3,879,898
Total interest bearing deposits	2,675,522	2,429,129	2,388,670	2,344,853	2,340,627
Demand and other noninterest bearing deposits	1,113,286	953,902	916,074	873,314	866,469
Stockholders' equity	614,974	510,581	505,262	497,237	485,690
Financial Ratios:
Return on average assets, annualized	0.81%	0.97%	1.05%	1.21%	0.97%
Return on average equity, annualized	5.99%	7.79%	8.34%	9.54%	7.78%
Return on average tangible common equity, annualized	8.70%	10.32%	11.10%	12.78%	10.51%
Efficiency ratio	75.95%	59.69%	64.43%	62.01%	67.23%
Noninterest expense to average total assets, annualized	3.27%	2.66%	2.76%	2.85%	2.85%
Net interest margin	4.12%	4.02%	3.85%	3.92%	3.89%
Net interest spread	4.02%	3.91%	3.75%	3.83%	3.81%

	As of Period End or for the Three Month Periods Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Select Balance Sheet:
Total assets	$4,676,275	$4,113,270	$4,050,056	$3,990,954	$3,885,613
Total loans receivable, net	3,248,654	2,816,985	2,766,113	2,716,756	2,632,110
Investment securities	821,729	810,530	800,060	790,594	783,021
Deposits	3,904,741	3,393,060	3,320,818	3,291,250	3,243,415
Noninterest bearing demand deposits	1,178,202	944,791	916,265	919,576	880,998
Stockholders' equity	634,733	508,305	507,608	500,048	489,196
Financial Measures:
Book value per common share	$18.66	$16.98	$16.96	$16.71	$16.34
Tangible book value per common share	12.66	12.80	12.77	12.51	12.13
Stockholders' equity to assets	13.6%	12.4%	12.5%	12.5%	12.6%
Tangible common equity to tangible assets	9.6	9.6	9.7	9.7	9.7
Loans to deposits ratio	84.0	84.0	84.2	83.5	82.1
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.01%	1.13%	1.12%	1.19%	1.19%
Nonperforming loans	211.48	299.79	286.71	298.47	290.47
Nonperforming loans to loans receivable, net	0.48	0.38	0.39	0.40	0.41
Nonperforming assets to total assets	0.34	0.26	0.28	0.29	0.30
Net charge-offs on loans to average loans receivable, net	—	0.09	0.32	—	0.05
Other Metrics:
Number of banking offices	60	59	59	59	59
Average number of full-time equivalent employees	796	736	747	753	761
Deposits per branch	$65,079	$57,509	$56,285	$55,784	$54,973
Average assets per full-time equivalent employee	$5,720	$5,587	$5,382	$5,190	$5,095